Exhibit 5.1

[FASKEN LETTERHEAD]

February 25, 2020

Edesa Biotech, Inc.
100 Spy Court
Markham, Ontario, Canada L3R 5H6

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as Canadian counsel to Edesa Biotech, Inc., a corporation organized under the laws of British Columbia (the “Company”), in connection with the registration by the Company for resale (the “Resale”) by the selling shareholders, as detailed in the prospectus constituting part of the Registration Statement, of an aggregate of 3,602,788 common shares of the Company without par value (the “Common Shares”) consisting of (i) 1,016,036 Common Shares underlying outstanding Class A Purchase Warrants exercisable at $4.80 per share (subject to customary adjustments for share splits and dividends (the “Class A Purchase Warrants”), (ii) 677,358 Common Shares underlying outstanding Class B Purchase Warrants exercisable at $4.00 per share (subject to customary adjustments for share splits and dividends) (the “Class B Purchase Warrants”) and (iii) 12,364 Common Shares underlying outstanding warrants issued to representatives of a Placement Agent, exercisable at $3.20 per share (subject to customary adjustments for share splits and dividends)(the “Placement Agent Warrants”), which Class A Purchase Warrants, Class B Purchase Warrants and Placement Agent Warrants were acquired from us on January 8, 2020 (the Common Shares underlying the Class A Purchase Warrants, Class B Purchase Warrants and Placement Agent Warrants, the “Warrant Shares”). The remaining 1,897,030 Common Shares being registered for resale by certain of the selling shareholders were acquired from the Company on June 7, 2019 upon the completion of its business combination with Edesa Biotech Research, Inc., a company organized under the laws of the province of Ontario (the “Business Combination Shares”, along with the Common Shares issuable upon exercise of the Class A Purchase Warrants, Class B Purchase Warrants and Placement Agent Warrants, the “Registered Shares”).

In connection with the proposed potential resale of the Common Shares, we have examined and relied upon: (i) the Registration Statement on Form S-1, No. 333- (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), as amended to date; (ii) the Company’s Certificate of Incorporation, Notice of Articles and the Company’s Articles, each as amended to date; (iii) resolutions of the Board of Directors (the “Board”) of the Company that relate to the Registration Statement and the actions to be taken in connection with the Resale, the grant of the Class A Purchase Warrants, Class B Purchase Warrants and Placement Agent Warrants and the issuance of the Warrant Shares on exercise thereof, and the issuance of the Business Combination Shares and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers, directors and representatives of the Company, including as to certain factual matters, as we have deemed relevant and necessary as a basis for the opinions hereafter set forth, and have not sought to independently verify the matters contained therein. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

Based upon the foregoing, we are of the opinion that as of the date hereof (i) the Warrant Shares, when issued upon due exercise of the Class A Purchase Warrants, Class B Purchase Warrants and Placement Agent Warrants in accordance with their terms, including payment in full of the exercise price therefor, will be validly issued, fully paid and non-assessable and (ii) the Business Combination Shares are validly issued, fully paid and non-assessable.

Where our opinion refers to the Warrant Shares and Business Combination Shares as being "fully paid and non-assessable", no opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received. We are qualified to practice law in the Provinces of British Columbia, Alberta, Ontario and Quebec and we do not purport to be experts on the law of any other jurisdiction other than the Provinces of British Columbia, Alberta, Ontario and Quebec and the federal laws of Canada applicable therein. We do not express any opinion herein concerning any law other than the laws of the Provinces of British Columbia, Alberta, Ontario and Quebec and the federal laws of Canada applicable therein. We express no opinion and make no representation with respect to the law of any other jurisdiction. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are an “expert” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ FASKEN MARTINEAU DuMOULIN LLP

FASKEN MARTINEAU DuMOULIN LLP